EXHIBIT 99

Press Release

Source: MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 66% Increase in Net Income for 2002

BURLINGTON, N.C., DATE /PRNewswire-FirstCall/—MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported record operating results for both the three-month and year then ended December 31, 2002. For the year ended December 31, 2002, MidCarolina reported net income of $1.3 million, an increase of 66% when compared to the $767,000 reported for the year 2001. Diluted earnings per share increased to $0.71 for 2002, compared to $0.44 in 2001.

For the fourth quarter of 2002, net income was $425,000, a 51% increase when compared to net income of $281,000 reported for the fourth quarter of 2001. Diluted earnings per share increased to $0.23 for the fourth quarter, compared to $0.16 for the same period in 2001.

MidCarolina reported total assets of $169.4 million as of December 31, 2002, an increase of $31.9 million, or 23%, when compared to the $137.5 million reported at December 31, 2001. Total loans on December 31, 2002 were $141.2 million, an increase of $26.8 million, or 23%, from levels a year ago. Deposit totals at the end of the year were $142.2 million, an increase of $21.8 million, or 18%, when compared to balances at the end of 2001.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report record operating earnings for both the fourth quarter of 2002 and the full year. Despite a sluggish economy, the citizens and business community of Alamance County have continued to choose MidCarolina as their financial partner, resulting in solid gains in market share in all of our locations. As further evidence of our growth, local homeowners turned to MidCarolina’s mortgage department for over $50 million in home financing in 2002 alone. MidCarolina Bank is now solidly entrenched as one of the top two mortgage providers in Alamance County. With a customer-care emphasis from every single employee and a community that appreciates our brand of personalized customer service, I am extremely optimistic about our prospects for 2003 and beyond.”

With total assets of $169.4 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through its three full-service banking offices and one limited-service office located in the cities of Burlington and Graham, North Carolina. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina’s filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina Financial Corporation’s forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands, except per share and share data)

	For the Three Months Ended		%
	December 31, 2002	December 31, 2001	Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$2,376	$2,158	10.1%
Interest expense	863	1,064	(18.9)
Net interest income	1,513	1,094	38.3
Provision for loan losses	146	290	(49.7)
Net interest income after provision for loan losses	1,367	804	70.0
Noninterest income	622	470	32.3
Noninterest expense	1,397	958	45.8
Income before income tax expense	592	316	87.3
Provision for income taxes	167	35	377.1
Net income	425	281	51.3

PER SHARE DATA
Earnings per share, basic	$0.25	$0.17	47.1%
Earnings per share, diluted	0.23	0.16	43.8

Weighted average number of common shares outstanding, basic	1,691,729	1,669,944

PERFORMANCE RATIOS
Return on average assets	1.02%	0.81%
Return on average equity	13.63%	10.15%
Efficiency ratio (taxable equivalent)	64.38%	61.06%
Average equity to average assets	7.47%	8.01%

ANNUAL PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands, except per share and share data)

	As of / For the Year Ended		%
	December 31, 2002	December 31, 2001	Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$8,982	$9,199	(2.4)%
Interest expense	3,338	4,879	(31.6)
Net interest income	5,644	4,320	30.7
Provision for loan losses	573	735	(22.0)
Net interest income after provision for loan losses	5,071	3,585	23.0
Noninterest income	2,091	1,382	51.3
Noninterest expense	5,398	4,049	33.3
Income before income tax expense	1,764	918	92.2
Provision for income taxes	489	151	223.8
Net income	1,275	767	66.2

PER SHARE DATA
Earnings per share, basic	$0.76	$0.46	65.2%
Earnings per share, diluted	0.71	0.44	61.4
Book Value	7.43	6.64	11.7

Weighted average number of common shares outstanding, basic	1,682,779	1,669,226

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.81%	0.60%
Return on average equity	10.77%	7.18%
Net yield on earning assets (taxable equivalent)	3.91%	3.63%
Efficiency ratio (taxable equivalent)	69.20%	70.70%
Average equity to average assets	7.52%	8.30%
Allowance for loan losses as a percentage of total loans, end of year	1.48%	1.43%
Non-performing assets to total assets, end of year	0.05%	0.54%
Ratio of net charge-offs to average loans outstanding	0.10%	0.41%

ANNUAL PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands)

	As of		%
	December 31, 2002	December 31, 2001	Change
SELECTED BALANCE SHEET DATA
End of year balances

Total loans	$141,207	$114,424	23.4%
Allowance for loan losses	2,088	1,633	27.9
Loans, net of allowance for loan losses	139,119	112,791	23.3
Securities, available for sale	9,856	11,658	(15.5)
Total Assets	169,429	137,470	23.3

Deposits:
Noninterest-bearing deposits	16,107	12,151	32.6
Interest-bearing demand and savings	43,419	26,277	65.2
CD’s and other time deposits	82,649	81,984	0.8
Borrowed Funds	8,000	5,000	60.0
Junior subordinated debentures	5,000	—	100.0
Total interest-bearing liabilities	155,175	125,412	23.7
Shareholders’ Equity	12,604	11,096	13.6